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EXHIBIT 10.13

PETROLEUM EXPLORATION PERMIT (PEP) 38256
CROWN MINERALS ACT 1991

Pursuant to Section 25 of the Crown Minerals Act 1991, I Paul Stephen Carpinter, Secretary of Commerce Do Hereby Grant Indo-Pacific Energy (NZ) Limited and Trans-Orient Petroleum (NZ) Limited, in equal proportions the exclusive right to explore for petroleum in the area described in the First Schedule and more particularly delineated on the plan attached hereto.

This exploration permit is issued for a term of five years commencing on the date stated below. The permit is granted subject to the Crown Minerals Act 1991 and any regulations made thereunder, and to the terms and conditions specified in the Second and Third Schedules hereto.

Dated at Wellington this 25th day of August 1997.

/s/ Paul Stephen Carpinter
Paul Stephen Carpinter
Secretary of Commerce